NEWS

FOR IMMEDIATE RELEASE                        CONTACT
June 13, 2012                                    Richard Eisenberg
(Investor Inquiries)
Christopher Bohanon
(Media Inquiries)
(202) 872-7700

Farmer Mac Names Stephen P. Mullery
As General Counsel

Washington, D.C. – The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today announced the appointment of Stephen P. Mullery as Senior Vice President – General Counsel and Secretary of Farmer Mac, effective June 8, 2012. Mr. Mullery succeeds Jerome G. Oslick, who will retire after an 18-year career at Farmer Mac, including the last 12 years as an executive officer and General Counsel. Mr. Oslick will continue to serve as an employee of Farmer Mac in an advisory role for the remainder of 2012.

Michael A. Gerber, Farmer Mac’s President and CEO, stated, “I am pleased to announce the appointment of Steve Mullery as Farmer Mac’s General Counsel and a member of the senior executive team. Steve brings a wealth of experience to his new role, having a strong familiarity with Farmer Mac’s mission, corporate governance structure, regulatory environment, and business operations. He has played an important part in the strengthening of Farmer Mac financially and operationally over these past several years. I look forward to working with Steve and our other colleagues on the management team as we build the long-term potential of Farmer Mac for stockholders while leading the company in fulfilling its mission of serving Rural

America.”
Mr. Gerber added, “The Board of Directors and I are grateful to Jerry Oslick for his many years of dedicated service to Farmer Mac and for the guidance and insight he provided as part of our leadership team. He is a true professional who has fully dedicated himself to the success of Farmer Mac during the past 18 years. We wish him the best in his retirement.”

Immediately prior to his appointment, Mr. Mullery served as Deputy General Counsel of Farmer Mac beginning in October 2009 and as Assistant General Counsel of Farmer Mac for the nine years before that. Mr. Mullery was an associate in the Washington, D.C. office of the law firm Cadwalader, Wickersham & Taft for five years before joining Farmer Mac in October 2000. He is a graduate of Harvard College and Notre Dame Law School.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital markets funding for USDA-guaranteed farm program and rural development loans. Additional information about Farmer Mac is available on its website at www.farmermac.com.

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